Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2024, except for the effect of the material weakness, as to which the date is August 14, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of TruBridge, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of TruBridge Inc. on Form S-3 (File No. 333-209669) and on Forms S-8 (File No. 333-196020, File No. 333-208915, File No. 333-217880, File No. 333-231193 and File No. 333-256962).

/s/ GRANT THORNTON LLP
Atlanta, Georgia
August 14, 2024